Exhibit 99.9

RECOMMENDED FINAL* OFFER BY KRAFT FOODS INC. FOR CADBURY PLC

NOTIFICATION OF PUBLICATION OF REVISED OFFER DOCUMENTS

THE OFFER

On December 4, 2009 Kraft Foods Inc. (“Kraft Foods”) published formal documentation relating to its offer for the whole of the issued and to be issued share capital of Cadbury plc (the “Offer”), including the prospectus/offer to exchange and related transmittal materials.

On January 5, 2010, Kraft Foods announced that it would publish revised offer documentation on or before January 19, 2010.

On January 19, 2010, Kraft Foods announced the detailed terms of its recommended final* offer for Cadbury plc (the “Final Offer”).

WEBSITE NOTIFICATION

The purpose of this document is to give you notice that revised offer documents (the “Final Offer Documents”), which set out the terms of the Final Offer, have been published on Kraft Foods’ website at www.transactioninfo.com/kraftfoods.

This document is not a summary of the information in the Final Offer Documents and is not a substitute for reading the relevant Final Offer Document in full.

RIGHT TO REQUEST HARD COPIES

A hard copy of the relevant Final Offer Document and, if applicable, a revised form of acceptance and/or ADS letter of transmittal to be issued in connection with the Final Offer will be sent to you in due course. Should you wish to receive a copy of the relevant Final Offer Document and/or the revised form of acceptance or ADS letter of transmittal urgently, you should contact Georgeson, Inc. (acting as Kraft Foods’ U.S. information agent) at (800) 868-1391 (from within the U.S.) or at (212) 806-6859 (from outside the U.S.) to arrange this.

You may also request a further copy of the relevant Final Offer Document and/or copies of any information incorporated into it by reference in hard copy form. A hard copy of such documents will not be sent to you unless requested from Georgeson, Inc. in writing at 199 Water Street, 26th Floor, New York, NY, 10038-3560, or by telephone at (800) 868-1391 (from within the U.S.) or at (212) 806-6859 (from outside the U.S).

You may also request that all future documents, announcements and information sent to you in relation to the Offer should be sent to you in hard copy form, again by writing to the address or by calling the telephone numbers set out above.

RESPONSIBILITY

The directors of Kraft Foods, whose names are set out below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

*	The Offer is final and will not be increased, except that Kraft Foods reserves the right to increase the Offer if there is an announcement on or after the date hereof of an offer or a possible offer for Cadbury by a third party offeror or potential offeror.

DIRECTORS

The directors of Kraft Foods and their positions in Kraft Foods are as follows:

Name	Position
Irene B. Rosenfeld	Director, Chairman and Chief Executive Officer
Ajaypal S. Banga	Director
Myra M. Hart	Director
Lois D. Juliber	Director
Mark D. Ketchum	Director
Richard A. Lerner, M.D.	Director
Mackey J. McDonald	Director
John C. Pope	Director
Fredric G. Reynolds	Director
Jean-Francois M. L. van Boxmeer	Director
Deborah C. Wright	Director
Frank G. Zarb	Director

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the U.K. Takeover Code (the “Code”), if any person is or becomes “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Kraft Foods or of Cadbury plc, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 10:30 a.m. (New York City time) / 3:30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Kraft Foods or of Cadbury plc, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “‘relevant securities” of Kraft Foods or Cadbury plc by Kraft Foods or Cadbury plc, or by any of their respective “associates”, must be disclosed by no later than 7:00 a.m. (New York City time) / 12:00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the website of the U.K. Panel on Takeovers and Mergers (the “U.K. Takeover Panel”) at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of “relevant securities”. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the U.K. Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the U.K. Takeover Panel.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements regarding the Offer. Such statements include, but are not limited to, statements about the benefits of the proposed combination and other such statements that are not historical facts, which are or may be based on Kraft Foods’ plans, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Kraft Foods’ control, that could cause Kraft Foods’ actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the Offer, and the risk factors set forth in Kraft Foods’ filings with the U.S. Securities and Exchange Commission (“SEC”), including the registration statement on Form S-4 filed by Kraft Foods in connection with the offer, Kraft Foods’ most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document, except as required by applicable law or regulation.

ADDITIONAL U.S.-RELATED INFORMATION

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury plc or Kraft Foods. Kraft Foods has filed a registration statement and tender offer documents with the SEC in connection with the Offer. Cadbury plc shareholders who are U.S. or Canadian residents and holders of Cadbury plc American Depositary Receipts, wherever located, should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they contain important information. Those documents, as well as Kraft Foods’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

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